COMPANY LETTERHEAD

SUPERCONDUCTOR TECHNOLOGIES INC. RECEIVES PURCHASE COMMITMENT
FOR 1,000 SUPERFILTER® SYSTEMS FROM MAJOR WIRELESS CARRIER

- Customer standardizes on STI’s SuperFilter system for all base stations and network-wide deployment begins immediately -

SANTA BARBARA, CA – Dec. 13, 2001 – Superconductor Technologies Inc. (NASDAQ: SCON; “STI”), the global leader in high-temperature superconducting (HTS) products for wireless voice and data applications, today announced that it has received a follow-on purchase agreement for a minimum of 1,000 units of its SuperFilter® System from a major North American wireless carrier. Deliveries are scheduled to begin immediately and continue through the first quarter of 2003, with certain minimum deliveries required in each calendar quarter. Financial terms of the agreement were not disclosed.

The customer has indicated that it has standardized on STI’s SuperFilter for inclusion in all of its new base stations as well as retrofit solutions in existing base stations across its network.

“Over the course of four years, STI has gained a total installed base of just over 1,000 SuperFilter Systems,” said M. Peter Thomas, president and chief executive officer of STI. “This single purchase agreement will double that number in a little more than a year, and rapidly build on our industry leading field experience of over 10 million hours of cumulative operation. This agreement also represents the largest single commitment to date for front end superconducting filter systems in the global wireless industry.”

“Until recently,” Thomas continued, “HTS filter systems such as the SuperFilter System have been deployed primarily as a retrofit solution for wireless base stations with performance problems in rural areas. This customer has utilized STI’s SuperFilter system over the last two years to gain substantial improvements in network performance under all geographic conditions. Data collected from a recent field trial in a large urban area showed impressive increases in base station capacity, as well as reductions in dropped calls and improvements in other key performance metrics for this customer.”

“In addition to providing excellent manufacturing backlog and visibility as we enter 2002, we believe the fact that our SuperFilter System has been selected as standard equipment for a major carrier will drive further market acceptance of HTS technology in a growing range of wireless applications,” concluded Thomas.

The SuperFilter System utilizes HTS technology to create a front-end filter and amplifier system that enhances performance of wireless base stations. These enhancements extend the range of base stations, lower dropped and blocked calls and increase capacity to generally improve the quality of the wireless connection.

About Superconductor Technologies Inc. (STI)

Superconductor Technologies Inc., headquartered in Santa Barbara, CA, is the global leader in developing and manufacturing superconducting products for wireless networks. STI’s SuperFilter® System utilizes high-temperature superconducting technology, along with proprietary cryogenic cooling, to create a front-end filter and amplifier system utilized in wireless base stations to enhance their performance. These enhancements include extending the range of base stations, lowering dropped and blocked calls, increasing capacity, enabling higher data rates for wireless data transmission, and generally improving the quality of the wireless connection. SuperFilter is a registered trademark of Superconductor Technologies Inc. For information, please visit www.suptech.com

Safe Harbor Statement

The press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company’s views on future commercial revenues, market growth, capital requirements, new product introductions, and are generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” and similar words. Forward-looking statements are inherently subject to uncertainties and other factors, which could cause actual results to differ materially from the forward-looking statements. Factors and uncertainties include: the Company’s ability to expand its operations to meet anticipated product demands; the ability of the Company’s products to achieve anticipated benefits for its customers; the anticipated growth of the Company’s target markets; unanticipated delays in shipments to customers; the Company’s ability to achieve profitability; the uncertainties of litigation and the outcome of patent litigation with ISCO International. The Company refers interested persons to it most recent Annual Report on Form 10-K and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. Forward-looking statements are based on information presently available to senior management, and the Company has not assumed any duty to update its forward-looking statements.

Contacts:

Superconductor Technologies Michael Williams Director of Marketing Mwilliams@suptech.com (805) 690-4500	Bob Silver The Silver Company for STI bob@thesilverco.com (206) 624-0388

Investor Relations Contact David Barnard Lippert/Heilshorn & Associates Dbarnard@lhai.com 415-433-3777

###

6